Exhibit 99.1

Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	The Investor Relations Group Kathryn McNeil/Dian Griesel, Ph.D. Phone: 212-825-3210

FOR IMMEDIATE RELEASE

JMAR TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

Company Invests in New Products, Introduces BioSentry™ Prototype to Industry

San Diego, CA – November 15, 2004 – JMAR Technologies, Inc. (NASDAQ: JMAR) released the status of its new product development activities and financial results for the quarter ended September 30, 2004.

The Company made solid progress on new business initiatives during the quarter, including:

•	Awarded additional $2.1 million funding for X-Ray Mask Program, supporting X-ray Lithography research and development and contributing important technology to Compact X-ray Microscope and X-ray Nano Probe instrument development

•	Received $2 million DoD funding for Compact X-ray Source technology

•	Debuted BioSentryTM microorganism early warning sensor at BevExpo, garners substantial interest from potential customers

•	Signed definitive agreement to acquire LXT Group to fully integrate LXT’s specialized technology and industry expertise with JMAR’s laser science, engineering, and manufacturing expertise

•	Expanded Vermont Operations and Manufacturing Center to meet the manufacturing engineering and production requirements of emerging product portfolio

•	Provided High Power Solid State Laser to LLNL for Laser Crystal Conditioning

•	Achieved success in using the Britelight™ laser to increase bio-detection throughput

During the quarter, JMAR deployed fewer of its resources on DARPA-funded R&D while increasing its efforts on development of products to drive company growth. Ronald A. Walrod, CEO of JMAR noted “JMAR has made excellent progress during the quarter executing a new product development strategy I am confident will ultimately lead to significant growth and creation of shareholder value.”

Revenues for the three-months ended September 30, 2004 were $2,257,737 compared to $3,964,930 in the corresponding quarter of 2003. Revenues for the 2004 quarter included $838,654 from the Company’s contract with the Defense Advanced Research Projects Agency for its beta CPLTM system (DARPA Contract), $823,396 from the Company’s subcontract with General Dynamics Advanced Information Systems related to the maintenance of a semiconductor wafer fabrication process installation, $212,327 from the Company’s mask contract with Naval Air Warfare Center (NAVAIR Contract) and $197,572 related to the READ contract with FemtoTrace. The decrease in revenues was primarily due to a reduction of $950,665 in revenues related to the lower funding of the DARPA Contract. Revenues were further impacted by a reduction of $628,819 in revenues related to the previously announced delay in receipt of funding on the NAVAIR Contract.

For the nine-months ended September 30, 2004, JMAR reported revenue of $8,304,550, a decline from revenues of $13,726,298 in the comparable period in 2003. The net loss for the first nine months of 2004 was $3,437,436, compared to a net loss for the nine-months ended September 30, 2003 of $2,868,002.

The net loss for the first nine months of 2004 includes development costs associated with the early-warning system to detect microorganisms in water supplies (BioSentryTM) of $586,626, a non-cash interest charge of $571,214, primarily related to the Company’s line of credit, an asset write-down of $85,313 and a loss from discontinued operations of $40,100. The net loss for the nine months of 2003 includes a loss from discontinued operations of $1,200,490, non-cash interest charges of $320,923 and asset write-downs of $306,149.

JMAR reported a net loss for the quarter ended September 30, 2004 of $1,695,858, compared to a net loss for the quarter ended September 30, 2003 of $624,161. The net loss in the third quarter of 2004 includes BioSentryTM development costs of $373,106, an inventory reserve of approximately $168,000, and a non-cash interest charge of $100,706. The net loss in the same quarter last year includes a non-cash interest charge of $226,529.

JMAR’s total Research, Development and Engineering (RD&E) expenditures, from both customer and Company-funded programs, was $1,415,905 for the third quarter of 2004 compared to $2,385,048 in the third quarter of 2003. RD&E expenditures for the nine-months ended September 30 were $4,334,539 and $8,148,644 for 2004 and 2003, respectively. The RD&E expenditures for the third quarter of 2004 include $507,864 related to the DARPA Contract, $260,121 related to the X-ray Microscope and X-ray Nano Probe product lines, $227,901 for BioSentryTM and $127,004 related to the NAVAIR Contract.

“JMAR’s core CPL technology uniquely positions the Company to develop and supply high value analytical instruments to growing markets in nanotechnology and bioscience,” said Mr. Walrod. “Having recently completed the preliminary designs for our Compact X-ray Microscope and our X-ray Nano Probe, we continue to meet our product development milestones,” continued Walrod.

“The considerable potential of the BioSentryTM product is augmented by urgent concerns over homeland security and the increasing awareness that microorganisms are prevalent in water sources previously thought to be safe. The excellent performance of prototype BioSentryTM units and the high level of interest received at BevExpo from members of some of our target markets are indicators of future success. We remain on track to have the first units in the field in early 2005, followed by full manufacturing ramp-up,” Mr. Walrod concluded.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to provide support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotech, bioscience and semiconductor industries with its BritelightTM laser; Compact X-ray Light Source; X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and modification at the nano-scale. JMAR also maintains strategic alliances for the development of BioSentryTM and READ — biological and chemical sensors for homeland security, environmental and utility infrastructure industries.

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including delays in completion of the BioSentryTM and other new product prototypes and transition to production units, the risk that the acquisition of The LXT Group will not occur due to failure to achieve agreed upon development milestones or budgeted costs, the possibility of infringement of issued patents, the failure of new product technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the market, cost and margins, failure to obtain market acceptance, current or future government regulations affecting the use of BioSentryTM products, the lack of availability of critical components, the degree of protection from future patents, and other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s 2003 Form 10-K and third quarter Form 10-Q filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.

FINANCIAL DATA
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$2,257,737	$3,964,930	$8,304,550	$13,726,298
Loss from Operations	(1,550,978)	(309,640)	(2,833,402)	(1,231,896)
Loss from Continuing Operations	(1,643,309)	(570,488)	(3,397,336)	(1,667,512)
Loss from Discontinued Operations	(52,549)	(53,673)	(40,100)	(1,200,490)
Net Loss	(1,695,858)	(624,161)	(3,437,436)	(2,868,002)
Deemed Preferred Stock Dividends	(233,958)	(439,290)	(1,938,339)	(668,743)
Loss Applicable to Common Stock	(1,929,816)	(1,063,451)	(5,375,775)	(3,536,745)

Loss per Share:
Continuing Operations*	(0.06)	(0.04)	(0.17)	(0.09)
Discontinued Operations	—	—	—	(0.05)
Total	(0.06)	(0.04)	(0.17)	(0.14)
*Includes preferred stock dividends

SELECTED BALANCE DATA SHEET

	September 30, 2004	December 31, 2003
	(Unaudited)
Assets	$18,739,419	$13,493,183
Cash	7,061,926	4,171,179
Working Capital	9,708,186	2,427,166
Short-Term Debt	—	2,340,431
Long-Term Liabilities	466,474	449,873
Redeemable Convertible Preferred Stock	8,174,710	2,217,150
Shareholders’ Equity	7,594,438	5,277,800

For further details, please see the full text of JMAR’s Form 10-Q for the three and nine months ended September 30, 2004, available from JMAR or at www.sec.gov.